EXHIBIT 99.1

Natus Announces Share Repurchase Program to Offset Dilution From Equity Compensation

SAN CARLOS, Calif., June 9, 2014 (GLOBE NEWSWIRE) -- Natus Medical Incorporated (Nasdaq:BABY) today announced that its Board of Directors has approved a stock repurchase program authorizing the repurchase of up to $10 million of the Company's common stock. There is no set expiration date for the program. The primary objective of the share repurchase program is to offset the impact of dilution from issuances relating to employee equity grants and the Company's employee stock purchase program.

The Company intends to use cash on hand, cash generated from operations, existing credit facilities or other financing to fund the share repurchase program. As of March 31, 2014, the Company had cash and cash equivalents of approximately $60 million and availability under an existing line of credit of $25 million.

The timing and amount of repurchases will be subject to applicable legal requirements including federal and state securities laws. Purchases will be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or in privately negotiated transactions. Shares may also be purchased pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment and neurological dysfunction.

Additional information about Natus Medical can be found at www.natus.com.

CONTACT: COMPANY CONTACT:
         Natus Medical Incorporated
         Jonathan A. Kennedy
         Sr. Vice President and Chief Financial Officer
         (650) 802-0400
         InvestorRelations@Natus.com